EXHIBIT 99.1

HEALTHEXTRAS REPORTS FIRST QUARTER 2007 RESULTS

2007 First Quarter Revenues Exceed $400 Million

First Quarter Net Income Up 69% Over Prior Year to $0.23 Per Diluted Share

ROCKVILLE, MD, May 7, 2007 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the first quarter ended March 31, 2007.

First Quarter Highlights

•	Net income for the first quarter 2007 was $9.7 million or $0.23 per diluted share, a 69% increase over comparable first quarter 2006 earnings of $5.8 million or $0.14 per share
•	Revenues for the first quarter 2007 totaled $406.4 million, a 70% increase over first quarter 2006 revenues of $238.7 million
•	The number of prescriptions processed during the first quarter of 2007 almost doubled over the first quarter 2006 to approximately 10 million

“We are pleased with the Company’s performance,” stated David T. Blair, Chief Executive Officer of HealthExtras. “The Company continues to produce significant revenue and earnings growth driven by strong client retention, new business additions and increased generic and preferred brand utilization.”

“During the first quarter of 2007, our primary operational focus has been on the implementation of new contracts with July 1, 2007 effective dates. These include contracts for state employees in Maryland and Ohio, as well as other commercial accounts,” stated Blair. New client implementation activities commenced in the first quarter and continue on an accelerated basis. Revenue increased sequentially in the first quarter 2007 over a historically strong fourth quarter and first quarter net income absorbed non-recurring spending on marketing and client implementations of approximately $.02 per diluted share. “At the same time, we continue to be engaged in an increased level of marketing activity related to new business opportunities for 2008. The substantial sales pipeline reflects increased interest by prospective clients in our core service strategy of providing pricing transparency and service collaboration to our clients,” added Blair.

About HealthExtras (www.healthextras.com):

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 59,000 participating pharmacies.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

Contact: HealthExtras, Inc.

Michael P. Donovan, 301-548-2900

mdonovan@HealthExtras.com

SOURCE: HealthExtras, Inc.

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HEALTHEXTRAS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2007	2006
Revenue (excludes member co-payments of $156,069, and $98,634 for the three months ended March 31, 2007 and 2006, respectively)	$406,372	$238,671

Direct expenses	378,814	218,929
Selling, general and administrative expenses	12,812	10,945

Total operating expenses	391,626	229,874

Operating income	14,746	8,797
Interest income	1,331	854
Interest expense	(36)	(218)
Other income	1	18

Income before minority interest and income taxes	16,042	9,451
Minority interest	31	40

Income before income taxes	16,011	9,411
Income tax expense	6,302	3,649

Net income	$9,709	$5,762

Net income per share, basic	$0.24	$0.14
Net income per share, diluted	$0.23	$0.14
Weighted average shares of common stock outstanding, basic	40,952	39,810
Weighted average shares of common stock outstanding, diluted	42,765	42,053

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